Exhibit 99.1
For Immediate Release

First Interstate BancSystem, Inc. Announces Pricing of Subordinated Notes Offering

Billings, MT - May 13, 2020 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) (the “Company”) today announced the pricing of its public offering of $100.0 million aggregate principal amount of 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”). The price to the public for the Notes was 100.0% of the principal amount of the Notes. Interest on the Notes will accrue at a rate equal to (i) 5.25% per annum from the original issue date to, but excluding, May 15, 2025, payable semiannually in arrears, and (ii) a floating rate per annum equal to a benchmark rate, which is expected to be Three-Month Term SOFR (as defined in the Notes), plus a spread of 518 basis points from, and including, May 15, 2025, payable quarterly in arrears. The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The offering is expected to close on May 15, 2020, subject to the satisfaction of customary closing conditions.
Piper Sandler & Co. is acting as the book-running manager for the offering.
The Company estimates that the net proceeds of the offering will be approximately $99.0 million, after deducting underwriting discounts and commissions but before deducting estimated transaction expenses payable by the Company. The Company intends to use the net proceeds of the offering for general corporate purposes.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus relating thereto.
The offering is being made only by means of a prospectus supplement and accompanying base prospectus. The Company has filed a registration statement (File No. 333-237226), and a preliminary prospectus supplement to the prospectus contained in the registration statement, with the U.S. Securities and Exchange Commission (“SEC”) for the Notes to which this communication relates and will file a final prospectus supplement relating to such Notes. Prospective investors should read the prospectus supplement and base prospectus in the registration statement and other documents the Company has filed or will file with the SEC for more complete information about the Company and the offering. You may obtain these documents for free by visiting the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus supplement, when available, and the accompanying base prospectus may be obtained by emailing Piper Sandler & Co. at FSG-DCM@psc.com.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc., the parent company of First Interstate Bank, is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company's market areas.
Cautionary Note Regarding Forward-Looking Statements
Statements made in this press release regarding the offering of the Notes are forward-looking statements. The Company may be unable to close the offering on the anticipated date, or at all. Risks and other factors that could cause the offering not to be completed, or to be completed with different terms, include the other risks listed from time to time in the Company’s filings with the SEC, including but not limited to, the Company’s annual and quarterly reports. The Company has no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 marcy.mutch@fib.com	www.FIBK.com